Exhibit (10-5)
The Procter & Gamble Performance Stock Program Summary

PERFORMANCE STOCK PROGRAM SUMMARY
(Effective July 1, 2020)

The Performance Stock Program (“PSP”) is a part of The Procter & Gamble Company’s (the “Company”) long-term incentive (“LTI”) compensation and is designed to provide additional focus on key Company measures for top executives with senior management responsibility for total Company results. Awards granted under the PSP (“PSP Awards”) are made pursuant to authority delegated to the Compensation & Leadership Development Committee (the “C&LD Committee”) by the Board of Directors for determining compensation for the Company’s principal officers and for making awards under the Procter & Gamble 2019 Stock and Incentive Compensation Plan (the “2019 Plan”) or any successor stock plan approved in accordance with applicable listing standards.

I. ELIGIBILITY

The Chairman of the Board and/or Chief Executive Officer and those active executives at Band 6 or above as of June 1 prior to the grant date and recommended by management are eligible to participate (“Participants”). In special circumstances such as for acquisitions or experienced hires, the CHRO may authorize participation for Band 6 or above employees who are not active as of June 1 but are active employees as of the grant date.

II. OVERVIEW

A significant portion of the Band 6 and above compensation is delivered through two long-term incentive programs tied to Company performance: PSP and the Long-term Incentive Program.
Total long-term incentive compensation targets are based on relevant competitive market data considering the median total long-term compensation of comparable positions, regressed for revenue size. The C&LD Committee establishes the Peer Group and sets compensation targets for all Principal Officers including the CEO. The CEO approves compensation targets for non-Principal Officers (generally Band 6 managers).

The C&LD Committee determines the long-term incentive award for the CEO. The CEO recommends all other Principal Officer awards to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each executive and including that individual’s leadership skills. The C&LD Committee retains full authority to accept, modify, or reject these recommendations. The CEO approves awards for participants who are not Principal Officers based on long-term compensation targets, business results and individual contributions. Long-term incentive awards can be up to 50% above or 50% below the benchmarked target. In exceptional cases, no award will be made. After total LTI award size is determined then approximately half of each Band 7 manager’s long-term compensation is allocated to PSP via an Initial PSU Grant (as defined below). The remaining portion is a Long-term Incentive Program Grant. Approximately 25% of each Band 6 manager’s total LTI is allocated to PSP with the remainder awarded under the Long-term Incentive Program.

PSP rewards Participants for Company performance against certain three-year performance goals in categories established by the C&LD Committee. The C&LD Committee sets these performance goals for each three-year period that begins on July 1 and ends on June 30 three years later (“Performance Period”). In the first year of each Performance Period, the C&LD Committee grants Performance Stock Units (“PSUs”) to Participants that will vest at the end of the Performance Period based on the Company’s performance relative to the pre-established performance goals (“Initial PSU Grant”). The number of PSUs that vest at the end of the Performance Period depends on the Company’s performance against the pre-established performance goals. Vested PSUs, including dividend equivalents, are converted into shares of the Company’s common stock (“Common Stock”) delivered to the applicable Participant within 60 days following the end of the Performance Period, or such later date as may be elected by the Participant in accordance with Section 409A of the Internal Revenue Code (“Section 409A”).

III. PERFORMANCE CATEGORIES

The PSP Award is based on the Company’s performance in each of the following categories (each a “Performance Category”) and weighted as indicated:

· Organic sales growth (percentile rank in the competitive peer group)* – 30%
· Constant currency core before-tax operating profit growth – 20%
· Core earnings per share (EPS) growth – 30%
· Adjusted free cash flow productivity – 20%

Awards will be further adjusted based on the three-year relative total shareholder return (R-TSR) of P&G compared to the competitive peer group*. Awards will be adjusted for top quartile performance using a 125% multiplier to increase awards, and reduced for bottom quartile performance using a 75% multiplier.
* Competitive peer group is defined in the PSP Accounting Guidelines.

Within the first 90 days of each Performance Period, the C&LD Committee sets three-year performance goals (“Performance Goals”) for each Performance Category for such Performance Period and establishes a sliding scale to measure the Company’s performance against each Performance Goal in each Performance Category. The C&LD Committee uses the sliding scale to establish a payout factor between 0% and 200% for each Performance Category (a “Sales Factor”, “Profit Factor”, “EPS Factor” and “Cash Flow Factor”, collectively, “Performance Factors”). The final aggregated payout factor (including the R-TSR multiplier) may not exceed 200%.

In all cases, the C&LD Committee retains the discretion to include or exclude certain of the Performance Categories for purposes of determining the PSP Award. The C&LD Committee may reduce or eliminate any payment if it determines that such payout is inconsistent with long-term shareholders’ interests or incongruous with the overall performance of the company.

PSP awards will have the following terms unless otherwise approved by the C&LD Committee:

IV. THE INITIAL PSU GRANT

The C&LD Committee has the sole discretion to establish the target award (“PSP Target”) for each Participant serving as a Principal Officer. The CEO establishes the PSP Targets for participants who are not Principal Officers. The PSP Target will be a cash amount and will be the basis for the Initial PSU Grant. The C&LD Committee will make the Initial PSU Grant on the first business day in October (“Grant Date”) following the beginning of each Performance Period. If the New York Stock Exchange is closed on the day of the grant, then the C&LD will establish a grant date as soon as practical subsequent to the date previously specified for such award. The Initial PSU Grant will set forth a target and maximum number of PSUs. The target number of PSUs will be determined by dividing the PSP Target by the closing price (“Grant Price”) of the Company’s Common Stock on the New York Stock Exchange as of the close of business on the Grant Date, rounding to the nearest whole unit.

V. PSU VESTING AND PAYMENT

After the Performance Period is complete, the C&LD Committee will establish the Payout Factors for each of the Performance Categories based on the Company’s results versus the pre-established Performance Goals. The number of PSUs that vest will be determined by multiplying the Performance Factors by their respective weightings, summing up the results, then applying the R-TSR multiplier if applicable. The final result will be rounded up or down to the nearest full percentage. The resulting percentage will be applied to the number of PSUs in the Initial PSU Grant target, including dividends that would have accumulated since the initial PSU grant on the vested units. Any resulting fractional share units may be paid as cash, fractional shares, or rounded up to the next full share based on administrative preference of the Company. The number of PSUs that vest may be equal to, above or below the Initial PSU Grant target depending on the Company’s performance in the Performance Categories, but in no event more than the Initial PSU Grant maximum. Vested PSUs are converted into shares of Common Stock delivered to the applicable Participant within 60 days following the end of the Performance Period, or such later date as may be elected by the Participant if applicable and in accordance with Section 409A.

Participants at Band 7 and above may elect to defer delivery of the Common Stock by electing to receive Restricted Stock Units. PSP RSUs will have the following terms unless otherwise approved by the Committee at grant:

VESTING AND SETTLEMENT: PSP RSUs will be vested on the grant date with a settlement date at least one year following the original PSU delivery date (as elected by the Participant), are eligible for dividend equivalents, and can be further deferred in accordance with Section 409A. These RSUs will be paid on their Original Settlement Date or the Agreed Settlement Date, except in the case of death. In the case of death (except in France and the UK), payment will be made by the later of the end of the calendar year or two and a half months following the date of death. For awards granted in France or the UK, the consequences of death are determined by the local plan supplement, if applicable.

VI. SEPARATION FROM THE COMPANY (Defined terms shall have the meaning designated in the 2019 Plan or related award documents)
If the Participant’s Termination of Employment occurs for any reason before the Vest Date then the Award will be forfeited unless one of the conditions listed below is met. If the Participant remains employed through the Vest Date, the Award will paid on the Settlement Date. For the purposes of this Award, termination of employment will be effective as of the date the Participant is no longer actively employed and will not be extended by any notice period required under local law. Participants must remain in compliance with the terms and conditions set forth in the 2019 Plan, including those in Article 6.

1. Termination on Account of Death. In the event of death, the Award is not forfeited and will become deliverable on the Settlement Date or Agreed Settlement Date, whichever is applicable.

2. Termination for a Qualified Reason Listed Below. In the event the Participant terminates employment for one of the qualified reasons listed below, after the Grant Date but within four weeks, the Award will be forfeited. In the event of termination for one of the qualified reasons listed below, on or after four weeks following the Grant Date, but prior to September 30 of the following year, the award will be prorated based on the number of days the Participant remained an employee between the Grant Date and September 30 of the following year. If the termination for one of the qualified reasons listed below occurs after September 30 of the following year, the entire award will be retained. The portion of the award that is ultimately retained will be delivered on the Settlement Date in this Award Agreement as long as the Participant remain in compliance with the terms of the Plan and the Regulations. Qualified termination reasons are as follows:

•Retirement or Disability;
•Termination pursuant to a written separation agreement from the Company or a subsidiary that provides for equity retention; or
•Termination in connection with a divestiture or separation of any of the Company’s businesses.

VII. CHANGE IN CONTROL

Notwithstanding the foregoing, if there is a Change in Control that meets the requirements of a change in control event under Section 409A, all outstanding PSP Awards will vest at 100% of the Initial PSU Grant target (or 100% of the PSP Target if the Change in Control occurs prior to the Initial PSU Grant) including dividends that would have accumulated since the initial PSU grant on the vested units, and shall be paid in shares of Common Stock at the time of such Change in Control. If there is a Change in Control event that does not meet the requirements of a change in control event under Section 409A, all outstanding PSP Awards will be settled according to the terms and conditions set forth herein, without the application

Article 17 of the 2019 Plan. “Change in Control” shall have the same meaning as defined in the 2019 Plan or any successor stock plan approved in accordance with applicable listing standards.

VIII. GENERAL TERMS AND CONDITIONS

It shall be understood that the PSP does not give to any officer or employee any contract rights, express or implied, against any Company for any PSP Award, or for compensation in addition to the salary paid to him or her, or any right to question the action of the Board of Directors or the C&LD Committee.

Each PSP Award made to an individual at Band 7 and above is subject to the Senior Executive Recoupment Policy adopted by the C&LD Committee in December 2006.

To the extent applicable, it is intended that the PSP comply with the provisions of Section 409A. The PSP will be administered and interpreted in a manner consistent with this intent. Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the PSP to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant under the PSP may not be reduced by, or offset against, any amount owing by a Participant to the Company.

This program document may be amended at any time by the C&LD Committee